Exhibit (a)(1)(i)

EXCHANGE OFFER

AIR T, INC.

5930 Balsom Ridge Road
Denver, North Carolina 28037

for up to 138,000 Shares of Air T, Inc. Common Stock
At an Exchange Rate per Share of Not Less Than 1.05 and Not More Than 1.40
Air T Funding Alpha Income Trust Preferred Securities (also referred to as the 8.0% Cumulative Securities), par value $25.00 per share (the “TruPS”)

THE EXCHANGE OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN TIME, ON JULY 6, 2023, UNLESS THE EXCHANGE OFFER IS EXTENDED.

Air T, Inc., a Delaware corporation, (the “Company,” “we,” “us,” or “our”), hereby offers its stockholders the opportunity to exchange (the “Exchange Offer”) up to 138,000 shares of its outstanding common stock, par value $0.25 per share (the “Shares”), at an exchange ratio not less than 1.05 and not more than 1.40 Air T Funding Alpha Income Trust Preferred Securities (also referred to as the 8.0% Cumulative Securities) par value $25.00 per Share (the “TruPS”) per share of Common Stock (the exchange ratio as determined as provided herein, the “Exchange Ratio”), less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Exchange Offer and the related Letter of Transmittal (collectively, as they may be amended or supplemented from time to time, the “Exchange Offer”). The Exchange Offer will expire at 5:00 P.M. Eastern Time, on July 6, 2023 (such date and time, as the same may be extended, the “Expiration Date”), unless extended.

Upon the terms and subject to the conditions of this Exchange Offer, including the provisions relating to proration and conditional tenders described in this Exchange Offer, we will determine a single Exchange Ratio per Share that we will exchange Shares properly tendered and not properly withdrawn from the Exchange Offer, taking into account the total number of Shares tendered and the exchange ratios specified by tendering stockholders. We will select the lowest Exchange Ratio, not less than 1.05 and not more than 1.40 TruPS per Share, that will allow us to exchange not more than 138,000 Shares, or approximately 4.9%, of our outstanding shares.

We will exchange at the Exchange Ratio up to 138,000 Shares properly tendered at Exchange Ratio equal to or below the Exchange Ratio and not properly withdrawn, on the terms and subject to the conditions of the Exchange Offer, including the proration provision. We will not exchange more than 138,000 Shares, Shares tendered at an Exchange Ratio greater than the Exchange Ratio or Shares that we do not accept for exchange under the terms of the Exchange Offer because of the Exchange Offer’s proration and priority provisions. Shares tendered but not exchanged in the Exchange Offer will be returned to the tendering stockholders at our expense promptly after the expiration of the Exchange Offer. See Section 1. THE EXCHANGE OFFER IS CONDITIONED ON A MINIMUM OF 25,000 SHARES BEING TENDERED. THE EXCHANGE OFFER AND SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

Our Shares are listed and traded on the Nasdaq Global Market (“Nasdaq”) under the trading symbol “AIRT.” The TruPS are also traded on the Nasdaq under the trading symbol “AIRTP.” On April 12, 2023, the last reported sale price of our shares and the TruPS on the Nasdaq was $23.018 and $21.9501 per share, respectively. You are urged to obtain current market quotations for the Shares and the TruPS. See Section 8.

Neither the U.S. Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Exchange Offer. Any representation to the contrary is a criminal offense.

The date of this Exchange Offer is May 18, 2023

IMPORTANT

Questions and requests for assistance may be directed to D.F. King & Co., Inc., the information agent for the Exchange Offer (the “Information Agent”) at the telephone number and address set forth on the back cover of this Exchange Offer. You may request additional copies of this Exchange Offer, the Letter of Transmittal and other exchange offer materials from the Information Agent at the telephone number and address on the back cover of this Exchange Offer. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

If you want to tender all or some of your Shares, you must do one of the following before the Exchange Offer expires:

●	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and have such nominee tender your Shares for you;

●

if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the depositary for the Exchange Offer (the “Depositary”), at its address shown on the Letter of Transmittal; or

●

if you are an institution participating in The Depository Trust Company (“DTC”), which we call the “Book‑Entry Transfer Facility” in this Exchange Offer, tender your Shares according to the procedure for book‑entry transfer described in Section 3 of this Exchange Offer.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Exchange Offer. Accordingly, beneficial owners wishing to participate in the Exchange Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Exchange Offer.

If you want to tender your Shares but your certificates for the Shares are not immediately available or cannot be delivered to the Depositary within the required time or you cannot comply with the procedures for book‑entry transfer, or your other required documents cannot be delivered to the Depositary by the Expiration Date of the Exchange Offer, you will not be able to tender your Shares.

TO TENDER SHARES PROPERLY, OTHER THAN SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE LETTER OF TRANSMITTAL.

THIS EXCHANGE OFFER DOES NOT CONSTITUTE AN OFFER TO EXCHANGE SHARES IN ANY JURISDICTION IN WHICH, OR FROM ANY PERSON FROM WHOM, IT IS UNLAWFUL TO MAKE THE EXCHANGE OFFER UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS. SUBJECT TO APPLICABLE LAW (INCLUDING RULE 13E‑4(D)(2) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”), WHICH REQUIRES THAT MATERIAL CHANGES IN THE EXCHANGE OFFER BE PROMPTLY DISSEMINATED TO SECURITY HOLDERS IN A MANNER REASONABLY DESIGNED TO INFORM THEM OF SUCH CHANGES), DELIVERY OF THIS EXCHANGE OFFER SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS EXCHANGE OFFER IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS EXCHANGE OFFER OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN OUR AFFAIRS SINCE THE DATE HEREOF.

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OUR BOARD OF DIRECTORS (“THE BOARD”) HAS APPROVED THE EXCHANGE OFFER. HOWEVER, NONE OF THE COMPANY, OUR BOARD, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AT WHAT EXCHANGE RATIO YOU MIGHT TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE EXCHANGE RATIO AT WHICH YOU CHOOSE TO TENDER SUCH SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY ALL OF THE INFORMATION IN THIS EXCHANGE OFFER, AND IN THE OTHER EXCHANGE OFFER MATERIALS, INCLUDING OUR REASONS FOR MAKING THE EXCHANGE OFFER. SEE SECTION 2.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS INCORPORATED BY REFERENCE OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

TAX CONSEQUENCES

The tax consequences of the Exchange Offer are complex and will vary depending on your particular facts and circumstances.

The U.S. federal income tax consequences to you of participating in the Exchange Offer are complex and will vary depending on certain facts and circumstances. We intend to treat the exchange of the Shares for the TruPS as a “recapitalization” pursuant to Section 368(a)(1)(E) of the Code. Assuming the exchange is so treated, you generally will recognize gain for U.S. federal income tax purposes equal to the excess, if any, of the fair market value of the TruPS received in the exchange (including any fractional share) over your tax basis in the Shares. You will not be able to recognize any loss realized in the recapitalization (except with respect to cash received in lieu of a fractional share). Cash received in lieu of a fractional share will generally be treated as received in exchange for the fractional share, and you will generally recognize the gain or loss thereon. Please see “Taxation” in this Exchange Offer. Because the U.S. federal income tax consequences of the Exchange Offer are complex, you are urged to consult with your own tax advisor.

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TABLE OF CONTENTS

NOTICE TO INVESTORS		1
SUMMARY TERM SHEET		2
CAUTIONARY STATEMENT CONCERNING FORWARD‑LOOKING STATEMENTS		9
INTRODUCTION		9
THE EXCHANGE OFFER		11
1.	Number of Shares; Proration.	11
2.	Purpose of the Exchange Offer; Certain Effects of the Exchange Offer.	13
3.	Procedures for Tendering Shares.	15
4.	Withdrawal Rights.	18
5.	Exchange of Shares.	18
6.	Conditional Tender of Shares.	19
7.	Conditions of the Exchange Offer.	20
8.	Price Range of Shares and TruPS Shares; Dividends/Distributions.	21
9.	Source and Amount of Funds.	22
10.	Certain Information Concerning Us and Air T Funding.	22
11.	Capitalization.	23
12.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.	24
13.	Legal Matters; Regulatory Approvals.	27
14.	Taxation.	27
15.	Extension of the Exchange Offer; Termination; Amendment.	29
16.	Indemnification.	30
17.	Fees and Expenses; Information Agent; Depositary.	32
18.	Miscellaneous.	32
SELECTED HISTORICAL FINANCIAL DATA		33

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NOTICE TO INVESTORS

We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Exchange Offer.

No dealer, salesman or other person has been authorized to give any information or to make any representations with respect to the matters described in this Exchange Offer, other than those contained in, or incorporated by reference into, this Exchange Offer. If given or made, such information or representations may not be relied upon as having been authorized by us.

In making an investment decision, holders must rely on their own examination of us and the terms of the Exchange Offer, including the merits and risks involved. The information contained in this Exchange Offer is correct in all material respects as of the date hereof. Neither the delivery of this Exchange Offer, any Prospectus with respect to the TruPS nor the consummation of the Exchange Offer will create the implication that the information contained herein is correct at any time after the date hereof; however, if a material change occurs in the information contained in this Exchange Offer, we will disseminate promptly disclosure of the change to you. Our business, financial condition, results of operations and prospects may change after that date.

No representation is made to any holder regarding the legality of an investment in the TruPS under any applicable legal investment or similar laws or regulations. The contents of this Exchange Offer are not to be construed as legal, financial or tax advice. Holders should consult their own attorneys, financial advisors or tax advisors as to legal, financial or tax advice with respect to the Exchange Offer. Questions regarding the Exchange Offer, requests for assistance in tendering your shares of Common Stock or requests for additional copies of this Exchange Offer circular, the Prospectus Supplement or the Letter of Transmittal should be directed to the Company’s Information Agent, D.F. King & Co., Inc., toll-Free: (800) 848-3409. Holders of shares of Common Stock may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Exchange Offer.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights certain material information in this Exchange Offer, but you should realize that it does not describe all of the details of the Exchange Offer to the same extent described elsewhere in this Exchange Offer. We urge you to read carefully the entire Exchange Offer, the related Letter of Transmittal and the other exchange offer materials because they contain the details of the Exchange Offer. You should also carefully review the Prospectus with respect to the TruPS, which will be mailed to stockholders when available. We have included references to the sections of this Exchange Offer where you will find a more complete discussion.

Who is offering to purchase my shares?

We, Air T, Inc. are offering to exchange your shares of Air T, Inc. common stock, par value $0.25 per share (the “Shares”) for shares of Air T Funding’s Alpha Income Trust Preferred Securities (also referred to as the 8.0% Cumulative Securities) par value $25.00 per share (the “TruPS”). Air T Funding is a subsidiary of Air T. See Section 1.

What will be the Exchange Ratio for the shares?

We are conducting the exchange offer by means of a modified “Dutch auction”. We are offering to exchange up to 138,000 Shares, upon the terms and subject to the conditions of the Exchange Offer, at an exchange ratio specified by the tendering stockholders of not less than 1.05 and not more than 1.40 TruPS per Share, less any applicable withholding taxes and without interest. We will determine a single Exchange Ratio as promptly as practicable after the Exchange Offer expires. We will select the lowest Exchange Ratio, not less than 1.05 and not more than 1.40 TruPS per Share, that will allow us to exchange up to 138,000 Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn pursuant to the Exchange Offer. A minimum of at least 25,000 Shares must be tendered in the Exchange Offer.

If you wish to maximize the chance that your Shares will be exchanged in the Exchange Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Exchange Ratio Determined Pursuant to the Exchange Offer.” Note that this election will mean that your Shares will be deemed to be tendered at the minimum price of 1.05 TruPS per Share. You should understand that this election may lower the Exchange Ratio and could result in your Shares being exchanged at the minimum Exchange Ratio of 1.05 TruPS per Share.

What will be the form of exchange?

If your Shares are exchanged in the Exchange Offer, you will receive that number of TruPS shares determined by the Exchange Ratio plus cash for any fractional TruPS, less any applicable withholding taxes and without interest, for all your Shares that we exchange pursuant to the Exchange Offer. The applicable number of TruPS shares will be issued promptly after the expiration of the Exchange Offer period. See Section 5.

How many Shares will the Company acquire in the Exchange Offer?

We will acquire up to 138,000 Shares, or a lower amount depending on the number of Shares of common stock properly tendered and not properly withdrawn pursuant to the Exchange Offer.

Assuming that the conditions to the Exchange Offer are satisfied or waived and the Exchange Offer is fully subscribed, we would acquire 138,000 Shares, representing approximately 4.9% of our outstanding Shares as of the date of this Exchange Offer.

The Exchange Offer is conditioned on a minimum number of 25,000 Shares being tendered. See Section 7.

How will the Company exchange the shares?

We will cause Air T Funding to issue TruPS shares in the Exchange Offer and use our available cash on hand to pay for fractional Shares in order to exchange shares in the Exchange Offer and to pay related expenses. See Section 9.

The TruPS shares to be delivered in the Exchange Offer will be registered with the Commission and currently trade on Nasdaq under the trading symbol “AIRTP.”

How long do I have to tender my Shares?

You may tender your Shares until the Exchange Offer expires. The Exchange Offer will expire on July 6, 2023, at 5:00 P.M., Eastern Time, unless we extend or withdraw the Exchange Offer (such date and time, as the same may be extended, the “Expiration Date”). We may choose to extend the Exchange Offer for any reason. We cannot assure you that the Exchange Offer will be extended or, if extended, for how long. See Section 1 and Section 14. If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that such nominee has an earlier deadline for accepting the Exchange Offer. Accordingly, beneficial owners wishing to participate in the Exchange Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Exchange Offer.

Can the Exchange Offer be extended, amended or terminated, and under what circumstances?

We can extend or amend the Exchange Offer in our sole discretion. If we extend the Exchange Offer, we will delay the acceptance of any Shares that have been tendered. We can terminate the Exchange Offer under certain circumstances. See Section 7 and Section 14.

How will I be notified if the Company extends the Exchange Offer or amends the terms of the Exchange Offer?

We will issue a press release no later than 9:00 a.m., Eastern Time, on the business day after the previously scheduled expiration date if we decide to extend the Exchange Offer. We will announce any amendment to the Exchange Offer by making a public announcement of the amendment. In the event that the terms of the Exchange Offer are amended, we will file a Form 8‑K with the Commission and include the amendment to our Exchange Offer. See Section 14.

What is the purpose of the Exchange Offer?

The Board determined that it is in the best interest of the Company to repurchase shares of its common stock and that at this time the Exchange Offer described in this Exchange Offer is a prudent and effective way to do so and to provide value and offer our stockholders the opportunity to exchange their shares for a security that is traded on a national securities exchange that currently pays an 8.0% annual distribution. We believe an Exchange Offer at the Exchange Ratio offered will provide value to our stockholders. Our Board believes the modified “Dutch auction” exchange offer set forth in this Exchange Offer is a mechanism that will provide all stockholders with the opportunity to tender all or a portion of their Shares. Conversely, the Exchange Offer also affords stockholders the option not to participate and, thereby, to increase their relative percentage interest in the Company and its future results. In addition, our Board believes the Exchange Offer provides stockholders with an opportunity to exchange their shares for securities that currently pays a distribution that is traded on a national securities exchange, without potential disruption to the share price and the usual transaction costs inherent in open market purchases and sales. The Board may consider undertaking additional offer(s) based upon a variety of factors, including the performance of the market price of the Shares. See Section 2.

Are there any conditions to the Exchange Offer?

Yes. Our obligation to accept and exchange TruPS shares for your tendered Shares depends on a number of conditions, including, but not limited to:

●	A minimum of 25,000 Shares are tendered in the Exchange Offer.

●

No legal action shall have been threatened, instituted or pending that challenges or relates to the Exchange Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), assets, income, operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to exchange Shares in the Exchange Offer.

●

No general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over‑the‑counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred.

●	No commencement or escalation of war, armed hostilities, or other international or national calamity, including, but not limited to, an act of terrorism, shall have occurred.

●

No changes in the general political, market, economic or financial conditions in the United States or abroad that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), assets, income, operations or prospects.

●

No decline shall have occurred in the market price for our Shares or the TruPS shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index by more than 10% from the close of business on May 18, 2023, the business day prior to the announcement by the Company of the commencement of the Exchange Offer.

●

No tender or exchange offer for any or all of our Shares (other than this Exchange Offer) shall have been proposed, announced or made by any person or shall have been publicly disclosed other than in the ordinary course of business.

●

No change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the Exchange Offer, shall have occurred.

In addition, the Exchange Offer is condition on the registration of the TruPS shares to be delivered in the Exchange Offer with the Commission.

The Exchange Offer is subject to a number of other conditions described in greater detail in Section 7.

How do I tender my shares?

To tender your shares, prior to 5:00 P.M. Eastern Time, on July 6, 2023, unless the Exchange Offer is extended:

●	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and have such nominee tender your Shares for you;

●

if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to the Depositary at its address shown on the Letter of Transmittal; or

●

if you are an institution participating in The Depository Trust Company (“DTC”), which we refer to as the “Book‑Entry Transfer Facility,” tender your Shares according to the procedure for book‑entry transfer described in Section 3.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Exchange Offer. Accordingly, beneficial owners wishing to participate in the Exchange Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Exchange Offer.

If you want to tender your Shares, but your certificates for the Shares are not immediately available or cannot be delivered to the Depositary, you cannot comply with the procedure for book‑entry transfer or you cannot deliver the other required documents to the Depositary by the Expiration Date of the Exchange Offer, you will not be able to tender your Shares. This can occur, for example, if you purchased shares of our common stock at, or within one or two days of, the Expiration Date, not allowing sufficient time for such purchase transaction to settle. There are no guaranteed delivery procedures available under the terms of this offer as an alternative delivery mechanism.

In accordance with Instructions 4 and 5 to the Letter of Transmittal, each stockholder who is not tendering through DTC and who desires to tender Shares in the Exchange Offer must either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Stockholder,” indicating the Exchange Ratio (in increments of  .05 TruPS) at which Shares are being tendered, or (2) the box in the section of the Letter of Transmittal captioned “Shares Tendered at Exchange Ratio Determined Pursuant to the Exchange Offer”, in which case you will be deemed to have tendered your Shares at the minimum price of  1.05 TruPS per share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY CAUSE THE EXCHANGE RATIO TO BE LOWER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM EXCHANGE RATIO OF 1.05 TruPS PER SHARE).

If tendering stockholders wish to maximize the chance that their Shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Exchange Ratio Determined Pursuant to the Exchange Offer.” Shares tendered pursuant to the Exchange Ratio tenders will be deemed to have been tendered at a price of 1.05 TruPS per Share (which is the minimum Exchange Ratio per Share under the Exchange Offer) for purposes of determining the Exchange Ratio. Accordingly, Exchange Ratio tenders at such ratio could result in the Exchange Ratio being lower and could result in your Shares being exchanged at the minimum Exchange Ratio of  1.05 TruPS per Share in the Exchange. See Section 8 for recent market prices for shares of our common stock and the TruPS.

How will the Exchange Offer affect the number of our Shares and the number of TruPS shares outstanding?

As of May 4, 2023, we had 2,817,754 outstanding Shares. If the conditions to the Exchange Offer are satisfied or waived and the Exchange Offer is fully subscribed at the maximum amount, we will have 2,679,754 Shares outstanding immediately following the exchange of Shares tendered in the Exchange Offer, representing an approximate 4.9% reduction in the number of outstanding Shares. The actual number of Shares outstanding immediately following completion of the Exchange Offer will depend on the number of Shares tendered and exchanged in the Exchange Offer as well as the Exchange Ratio for such Shares. See Section 2.

As of May 4, 2023, there were 1,240,085 TruPS shares outstanding. If the conditions to the Exchange Offer are satisfied or waived and the Exchange Offer is fully subscribed at the maximum amount of TruPS (1.40 TruPS per Share), Air T Funding will have 1,046,885 TruPS shares outstanding immediately following the exchange of shares tendered in the Exchange Offer, representing an approximate 15.58% increase in the number of outstanding TruPS shares. The actual number of TruPS shares outstanding immediately following completion of the Exchange Offer will depend on the number of Shares tendered and exchanged in the Exchange Offer as well as the Exchange Ratio for such Shares.

Stockholders who do not have their Shares exchanged in the Exchange Offer will realize a proportionate increase in their relative ownership interest in the Company following the exchange of Shares pursuant to the Exchange Offer. See Section 2.

Can I change my mind after I have tendered Shares in the Exchange Offer?

Yes. You may withdraw any Shares you have tendered at any time before the expiration of the Exchange Offer, which will occur at 5:00 p.m. Eastern Time, on July 6, 2023, unless we extend or withdraw it. See Section 4.

How do I withdraw Shares I previously tendered?

You must deliver on a timely basis a written or facsimile notice of your withdrawal to the Depositary at the address appearing on the back cover of this Exchange Offer. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of such Shares. Some additional requirements apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book‑entry transfer set forth in Section 3. See Section 4.

In what order will the Company exchange tendered Shares?

If the terms and conditions of the Exchange Offer have been satisfied or waived and 138,000 Shares are properly tendered and not properly withdrawn prior to the Expiration Date, we will acquire up to 138,000 Shares properly tendered and not properly withdrawn. If less than 138,000 Shares (and more than 25,000 Shares) are tendered, we will exchange all of the Shares at the highest exchange ratio up to 1.40 TruPS per Share.

If the conditions to the Exchange Offer have been satisfied or waived and more than 138,000 Shares have been properly tendered and not properly withdrawn prior to the Expiration Date, we will exchange Shares:

●

first, subject to the conditional tender provisions described in Section 6, on a pro rata basis from all other stockholders who properly tender Shares at or below the Exchange Ratio and do not properly withdraw them before the expiration of the Exchange Offer; and

●

second, if necessary to permit us to exchange up to 138,000 Shares, from holders who have tendered Shares at or below the Exchange Ratio conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for exchange by random lot, stockholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the expiration of the Exchange Offer.

Therefore, we may not exchange all of the Shares that you tender. See Section 1.

Has the Company or its Board adopted a position on the Exchange Offer?

While our Board has authorized the Exchange Offer, it has not, nor has the Company, the Information Agent or the Depositary made, any recommendation to you as to whether you should tender or refrain from tendering your Shares. We cannot predict how our stock or the TruPS will trade after expiration of the Exchange Offer, and it is possible that our stock price will trade above the exchange ratio or that the TruPS shares will trade below the exchange price after expiration of the Exchange Offer. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the exchange ratio at which you choose to tender your Shares. In doing so, you should read carefully all of the information in this Exchange Offer, in the related Letter of Transmittal and in the other exchange offer materials.

Will the Company’s directors and executive officers tender Shares in the Exchange Offer?

The Company’s directors and executive officers are entitled to participate in the Exchange Offer on the same basis as other stockholders. See Section 12.

If I decide not to tender, how will the Exchange Offer affect my Shares?

Stockholders who choose not to tender will own a greater percentage interest in our outstanding shares of common stock following the completion of the Exchange Offer.

When and how will the Company complete the Share exchange?

We will cause Air T Funding to issue TruPS shares to stockholders that tender Shares and we will pay in cash any amounts necessary to pay for fractional TruPS shares, less any applicable withholding taxes and without interest. The exchange of shares will occur promptly after the expiration of the Exchange Offer and the acceptance of the Shares for exchange, by depositing the TruPS shares and the aggregate purchase price with the Depositary. The Depositary will act as your agent and will transmit to you the TruPS shares and any payment for fractional shares. See Section 5.

What is a recent market price for the Shares and the TruPS shares?

On May 4, 2023, the last reported sale price of the Shares on the Nasdaq was $24.80 per share. On May 4, 2023, the last reported sale price of the TruPS shares on the Nasdaq was $21.50 per share. You are urged to obtain current market quotations for the shares. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my Shares?

If you are a holder of record of your Shares and you tender your Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders Shares on your behalf, such nominee may charge you a fee for doing so. We urge you to consult your broker or other nominee to determine whether any charges will apply. See Section 5 and Section 16.

Does the Company intend to repurchase any Shares other than pursuant to the Exchange Offer during or after the Exchange Offer?

The Company’s Board approved an open‑market share repurchase program, which allows the Company to opportunistically buy back Shares in the market from time to time at prevailing market prices. However, we and our affiliates are prohibited from purchasing any Shares or TruPS shares, other than exchanging Shares for TruPS shares pursuant to the Exchange Offer, until at least ten business days after the expiration of the Exchange Offer. Beginning ten business days after the Expiration Date of the Exchange Offer, we may make stock repurchases from time to time on the open market and/or in private transactions. Whether we make additional repurchases will depend on many factors, including, without limitation, the number of Shares, if any, that we acquire in this Exchange Offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the Shares, and such other factors as we may consider relevant.

Upon commencement of the Exchange Offer, the Company suspended a 10b5-1 trading plan that provides for the repurchase of shares of common stock. The plan terminates December 31, 2023 and provides for the repurchase of up to $50,000 a week of common stock following July 1, 2023. The program and prior repurchase authorization does not obligate the Company to acquire any specific number of Shares and may be suspended, terminated or modified at any time. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the stockholders in those transactions than the terms of the Exchange Offer.

What are the U.S. federal income tax consequences if I tender my Shares?

Generally, the U.S. federal income tax consequences to you of participating in the Exchange Offer are complex and will vary depending on certain facts and circumstances. We intend to treat the exchange of the shares for the TruPS as a “recapitalization” pursuant to Section 368(a)(1)(E) of the Code. Assuming the exchange is so treated, you generally will recognize gain for U.S. federal income tax purposes equal to the excess, if any, of the fair market value of the TruPS received in the exchange (including any fractional share) over your tax basis in the Shares. You will not be able to recognize any loss realized in the recapitalization (except with respect to cash received in lieu of a fractional share). Cash received in lieu of a fractional share will generally be treated as received in exchange for the fractional share, and you will generally recognize the gain or loss thereon. Please see “Taxation” in this Exchange Offer. Because the U.S. federal income tax consequences of the Exchange Offer are complex, you are urged to consult with your own tax advisor.

Will I have to pay stock transfer tax if I tender my Shares?

If you hold your Shares in street name through a broker or other nominee, or instruct the Depositary in the Letter of Transmittal to issue shares and make any payment necessary for the Shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

Have there been any recent developments of which I should be aware?

For a description of recent developments of the Company and Air T Funding in the fiscal quarter ended December 31, 2022, please refer to our Form 10‑Q filed for such fiscal period on February 10, 2023, and to the Form 8‑Ks filed on February 21,2023, March 27,2023 and March 28, 2023 prior to the date hereof. We currently expect that our Form 10‑K for the fiscal year ended March 31, 2023 will be filed on or about June 30, 2023.

CAUTIONARY STATEMENT CONCERNING FORWARD‑LOOKING STATEMENTS

This Exchange Offer, the documents incorporated by reference and the documents to which we refer you contain certain forward‑looking information about the Company and Air T Funding. These statements may be made directly in this document or may be incorporated into this document by reference to other documents. Representatives of the Company may also make forward‑looking statements. All statements other than statements of historical information are forward‑looking statements. Forward‑looking statements are predictive in nature and can be identified by the use of forward‑looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “goal,” “objective,” “potential,” “project,” “should,” “will” and “would,” or the negative of these terms or other comparable terminology. Statements concerning projections, future performance, developments, events, revenues, expenses, earnings, and any other guidance on present or future periods constitute forward‑looking statements. Our forward‑looking statements are not meant as, and should not be considered to be, guarantees of future performance or events. Rather, they reflect management’s review, consideration and analysis of available facts and other information regarding the subject matter of the forward‑looking statements, and are applicable only as of the dates of such statements. The Company undertakes no obligation to update or revise any forward‑looking statements, or any other information herein, to reflect events or circumstances that arise after the date hereof except as may be required by applicable law. Forward‑looking statements involve risks and uncertainties and actual results may differ materially from those contemplated by the forward‑looking statements for a number of reasons.

You should be aware that a number of important factors could cause our actual results to differ materially from those in forward‑looking statements. Please refer to our Annual Report on Form 10‑K for the year ended March 31, 2022, including Item 1A, “Risk Factors,” in such report, as well as our other filings with the Commission, for a more detailed discussion of such factors and risks and uncertainties. There can be no assurance that the Company has correctly identified and appropriately assessed all factors affecting its business. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations. For these reasons, you are cautioned not to place undue reliance on the Company’s forward‑looking statements. The Company undertakes no obligation to update or revise any forward‑looking statements, whether as a result of new information, future events or otherwise, except as may otherwise be required by applicable law.

Stockholder are also urged to review the registration statement, particularly the “Risk Factor” section contained therein, with respect to the TruPS shares to be exchanged in the Exchange Offer. Such registration statement, upon filing, is incorporated herein by reference. Stockholders will receive a Prospectus with respect to the TruPS shares to be exchanged in the Exchange Offer when available.

INTRODUCTION

To the Holders of our Common Stock:

Air T, Inc. hereby offers to exchange for shares of Air T Funding Alpha Income Trust Preferred Securities (also referred to as the 8.0% Cumulative Capital Securities), par value $25.00 per share (the “TruPS”) up to 138,000 Shares of Air T, Inc.’s outstanding common stock, par value $0.25 per share, upon the terms and subject to the conditions set forth in this Exchange Offer, and the related Letter of Transmittal. We are offering to exchange our Shares for Air T Funding TruPS shares at an exchange ratio of not less than 1.05 and not more than 1.40 TruPS per share of Air T, Inc. common stock, less any applicable withholding taxes and without interest. See Section 1.

Upon the terms and subject to the conditions of this Exchange Offer, including the provisions relating to proration and conditional tenders described in this Exchange Offer, we will determine a single exchange ratio for the exchange that we will use for Shares properly tendered and not properly withdrawn from the Exchange Offer, taking into account the total number of Shares tendered and the exchange ratios specified by tendering stockholders. We will select the lowest Exchange Ratio, not less than 1.05 and not more than 1.40 TruPS per Share, that will allow us to exchange up to 138,000 Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn pursuant to the Exchange Offer. At least 25,000 Shares must be properly tendered for us to proceed with the Exchange Offer.

All Shares exchanged in the Exchange Offer will be exchanged at the same Exchange Ratio regardless of whether the stockholder tendered at a lower exchange ratio, and we will only exchange Shares tendered at an exchange ratio equal to or below the Exchange Ratio. Upon the terms and subject to the conditions of this Exchange Offer, including the provisions relating to proration and conditional tender provisions described in this Exchange Offer, the Company will acquire all Shares properly tendered and not properly withdrawn. Shares not exchanged in the Exchange Offer will be returned to the tendering stockholders at our expense promptly after the expiration of the Exchange Offer. See Section 1.

The Exchange Offer will expire at 5:00 p.m. Eastern Time, on the Expiration Date, unless extended or withdrawn. We may, in our sole discretion, extend the period of time in which the Exchange Offer will remain open or withdraw the Exchange Offer.

In determining to proceed with the Exchange Offer, our Board considered a broad range of factors, including our financial structure, financial condition and dividend policy, operations, resources and prospects, the current and historical market prices of our Shares and the TruPS shares, the likelihood that repurchasing shares of our common stock would be accretive to our earnings, alternative methods of reacquiring our Shares other than pursuant to an exchange offer and the attractiveness of the Exchange Offer to our stockholders. Our Board also considered risks and uncertainties, including the potential for positive and negative developments relating to our business and the securities markets generally and the risks related to ownership of TruPS shares.

Based on this review, our Board determined that it is in the best interest of the Company to exchange shares of its common stock for TruPS Shares and that at this time the Exchange Offer described in this Exchange Offer is a prudent and effective way to do so and to provide value to our stockholders. Our Board believes the modified “Dutch auction” Exchange Offer set forth in this Exchange Offer is a mechanism that will provide all stockholders with the opportunity to tender all or a portion of their Shares. Conversely, the Exchange Offer also affords stockholders the option not to participate and thereby, to increase their relative percentage interest in the Company and our future results. In addition, our Board believes the Exchange Offer provides stockholders with an opportunity to exchange their shares for a security traded on a national securities exchange that currently pays an 8.0% distribution, without potential disruption to the share price and the usual transaction costs inherent in open market purchases and sales.

The Exchange Offer is conditioned upon a minimum number of 25,000 Shares being tendered and registration of the TruPS shares to be delivered in the Exchange Offer with the Commission. The Exchange Offer is also subject to certain other conditions. See Section 7.

WHILE OUR BOARD HAS AUTHORIZED THE EXCHANGE OFFER, IT HAS NOT, NOR HAS THE COMPANY, THE DEPOSITARY OR THE INFORMATION AGENT MADE, ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER OR AT WHAT PRICE YOU CHOOSE TO TENDER YOUR SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY ALL OF THE INFORMATION IN THIS EXCHANGE OFFER, IN THE RELATED LETTER OF TRANSMITTAL AND IN THE OTHER EXCHANGE OFFER MATERIALS, INCLUDING OUR REASONS FOR MAKING THE EXCHANGE OFFER. SEE SECTION 2.

If the conditions to the Exchange Offer have been satisfied or waived and more than 138,000 Shares have been properly tendered and not properly withdrawn prior to the Expiration Date, we will acquire Shares in the following order of priority:

●

first, on a pro rata basis from all other stockholders who properly tender Shares at or below the Exchange Ratio, other than stockholders who tender conditionally and whose conditions are not satisfied; and

●

second, if necessary to permit us to exchange up to 138,000 Shares, from stockholders who have tendered Shares subject to the condition that a specified minimum number of the stockholder’s Shares be exchanged if any of the stockholder’s shares are exchanged in the Exchange Offer (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for exchange by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares.

Therefore, we may not exchange all of the Shares tendered pursuant to the Exchange Offer. See Section 1, Section 5 and Section 6, respectively, for additional information concerning priority, proration and conditional tender procedures.

We will exchange Shares at the Exchange Ratio, less any applicable withholding taxes and without interest, for all Shares acquired. Tendering stockholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to the related Letter of Transmittal, stock transfer taxes on our exchange of Shares pursuant to the Exchange Offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs apply. Also, any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the Internal Revenue Service (“IRS”) Form W‑9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to U.S. federal backup withholding tax on the gross proceeds paid to the holder or other payee pursuant to the Exchange Offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding. See Section 3. Also see Section 3 and Section 14 for a discussion of certain U.S. federal income tax consequences of the Exchange Offer.

As of May 4, 2023, we had 2,817,754 shares of our common stock outstanding. We can exchange up to 138,000 Shares, which would represent approximately 4.9% of the Shares then outstanding. The Shares are listed and traded on the Nasdaq. On May 4, 2023, the last reported sale price of the shares on the Nasdaq was $24.80 per share. As of May 4, 2023, there were 1,240,085 TruPS shares outstanding. If the Exchange Ratio is 1.40 TruPS shares per share, Air T Funding would issue approximately 193,200 TruPS shares. The TruPS shares are listed and traded on the Nasdaq. On May 4, 2023, the last reported sale price of the TruPS shares on the Nasdaq was $21.50. Stockholders are urged to obtain current market quotations for the shares. See Section 8.

THE EXCHANGE OFFER

1.	Number of Shares; Proration.

General. Upon the terms and subject to the conditions of the Exchange Offer, we hereby offer to exchange up to 138,000 Shares of our common stock properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date of the Exchange Offer for TruPS shares, at an exchange ratio determined by us of not less than 1.05 and not more than 1.40 TruPS shares per share of our common stock, less any applicable withholding taxes and without interest. See Section 14 for a description of our right to extend, delay, terminate or amend the Exchange Offer. If less than 138,000 Shares (but more than 25,000 Shares) are tendered, we will exchange all of the Shares at the highest exchange ratio up to 1.40 TruPS shares per Share tendered.

If the Exchange Offer is oversubscribed as described below, Shares tendered will be subject to proration. The proration period and withdrawal rights expire on the Expiration Date. If there is proration, Shares will be rounded up or down to the nearest whole Share.

If we:

(i)

●

increase the maximum exchange ratio to above 1.40 TruPS shares per Share or decrease the exchange ratio to below 1.05 TruPS shares per Share or otherwise change the range at which we are offering to exchange Shares in the Exchange Offer;

●

increase the aggregate number Shares being sought in the Exchange Offer and such increase would result in the prospective exchange of an additional number of Shares exceeding 2% of our outstanding Shares; or

●	decrease the aggregate number Shares being sought in the Exchange Offer; and

(ii)

●

the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that announcement of any such change is first published, sent or given in the manner specified in Section 14, the Exchange Offer will be extended until the expiration of such period of ten business days. A “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 A.M. through 5:00 P.M., Eastern Time.

In accordance with the instructions to the Letter of Transmittal, stockholders desiring to tender Shares must specify the exchange ratio, not less than 1.05 and not more than 1.40 TruPS shares per Share, at which they are willing to exchange their Shares to the Company. Alternatively, stockholders desiring to tender Shares can choose not to specify an exchange ratio and, instead, specify that they will exchange their Shares at the Exchange Ratio that the Company determines pursuant to the terms of the Exchange Offer, which could be an Exchange Ratio per share as low as 1.05 TruPS shares per Share or as high as 1.40 TruPS shares per Share. If tendering stockholders wish to maximize the chance that the Company will exchange their Shares, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Exchange Ratio Determined Pursuant to the Exchange Offer.” Note that this election will mean that such stockholder’s Shares will be deemed to be tendered at the minimum exchange ratio of 1.05 TruPS shares per Share.

Tendering stockholders who make this election should understand that this election may lower the Exchange Ratio and could result in such stockholder’s Shares being exchanged at the minimum price of 1.05 TruPS shares per Share.

THE EXCHANGE OFFER IS CONDITIONED ON A MINIMUM NUMBER OF 25,000 SHARES BEING TENDERED. THE EXCHANGE OFFER IS ALSO SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

All Shares tendered and not exchanged pursuant to the Exchange Offer, including Shares not exchanged because they were tendered at exchange ratios greater than the Exchange Ratio or because of proration and conditional tender provisions, will be returned to the tendering stockholders or, in the case of Shares delivered by book‑entry transfer, credited to the account at the Book‑Entry Transfer Facility from which the transfer had previously been made at our expense promptly following the Expiration Date.

Priority of Exchanges. If the terms and conditions of the Exchange Offer have been satisfied or waived and up to 138,000 Shares are properly tendered and not properly withdrawn prior to the Expiration Date, we will exchange up to 138,000 Shares properly tendered and not properly withdrawn.

If the conditions to the Exchange Offer have been satisfied or waived and more than 138,000 Shares have been properly tendered and not properly withdrawn prior to the Expiration Date, we will exchange up to 138,000 properly tendered Shares on the basis set forth below:

●

first, subject to the conditional tender provisions described in Section 6, we will exchange all other Shares tendered at or below the Exchange Ratio on a pro rata basis with appropriate adjustments to avoid purchases of fractional TruPS shares, as described below; and

●

second, if necessary to permit us to exchange up to 138,000 Shares, shares conditionally tendered at or below the Exchange Ratio (for which the condition was not initially satisfied), will, to the extent feasible, be selected for exchange by random lot. To be eligible for exchange by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares.

Therefore, all of the Shares that a stockholder tenders in the Exchange Offer may not be purchased. It is also possible that none of the Shares conditionally tendered will be exchanged.

Proration. If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each stockholder tendering Shares will be based on the ratio of the number of Shares properly tendered at or below the Exchange Ratio and not properly withdrawn by such stockholder to the total number of Shares properly tendered at or below the Exchange Ratio and not properly withdrawn by all stockholders. If there is proration, Shares will be rounded up or down to the nearest whole Share. The preliminary results of any proration will be announced by press release promptly after the Expiration Date, although we do not expect that we will be able to announce the final proration factor or commence exchange of any Shares pursuant to the Exchange Offer until three to five business days after the Expiration Date because of the difficulty in determining the number of Shares properly tendered and not properly withdrawn. Stockholders may obtain preliminary proration information from the Information Agent and may be able to obtain such information from their brokers.

As described in Section 14, the number of Shares that we will exchange from a stockholder pursuant to the Exchange Offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender Shares.

This Exchange Offer and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Purpose of the Exchange Offer; Certain Effects of the Exchange Offer.

Purpose of the Exchange Offer. Our Board determined that it is in the best interest of the Company to acquire Shares of its common stock and that at this time the Exchange Offer described in this Exchange Offer is a prudent and effective way to do so and to provide value to our stockholders. We believe an exchange offer on the terms provided herein will provide value to our stockholders. Our Board believes the modified “Dutch auction” exchange offer set forth in this Exchange Offer is a mechanism that will provide all stockholders with the opportunity to tender all or a portion of their Shares. Conversely, the Exchange Offer also affords stockholders the option not to participate and, thereby, to increase their relative percentage interest in the Company and its future results. In addition, our Board believes the Exchange Offer provides stockholders with an opportunity to exchange their shares for a security that is traded on a national securities exchange that currently pays an 8.0% annual distribution with respect to all or a portion of their Shares, without potential disruption to the share price and the usual transaction costs inherent in open market purchases and sales. The Board may consider undertaking additional offer(s) based upon a variety of factors, including the performance of the market price for the Shares and the TruPS shares.

While our Board has authorized the Exchange Offer, it has not, nor has the Company, the Information Agent or the Depositary made, any recommendation to you as to whether you should tender or refrain from tendering your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and at what exchange rate you choose to tender your Shares. In doing so, you should read carefully all of the information in this Exchange Offer, in the related Letter of Transmittal and in the other exchange offer materials.

Certain Effects of the Exchange Offer. As of May 4, 2023, we had 2,817,754 shares of our common stock outstanding. Assuming that the conditions to the Exchange Offer are satisfied or waived and the Exchange Offer is fully subscribed, we would acquire 138,000 Shares, representing approximately 4.9% of our outstanding Shares as of the date of this Exchange Offer. Stockholders may be able to sell non‑tendered Shares in the future on the Nasdaq or otherwise, at a net price higher or lower than the price equivalent to the Exchange Ratio’s value. We can give no assurance, however, as to the price at which a stockholder may be able to sell such Shares or TruPS shares in the future.

The Exchange Offer will reduce our “public float,” which is the number of Shares owned by non‑affiliated stockholders and available for trading in the securities markets, and is likely to reduce the number of our stockholders. These reductions may reduce the volume of trading in our Shares and may result in lower stock prices and reduced liquidity in the trading of our Shares following completion of the Exchange Offer. In addition, the Exchange Offer will increase the proportional ownership of those Company officers and directors who are not participating in the Exchange Offer and any other stockholders who do not participate or participate only in part in the Exchange Offer.

We currently intend to retire any Shares acquire pursuant to the Exchange Offer. Such Shares will be available for us to issue without further stockholder action for all purposes except as required by applicable law and regulation or the rules of the Nasdaq. We have no current plans for the issuance of Shares acquired in this Exchange Offer.

We may, in the future, decide to purchase Shares. Any such purchases may be on the same terms as, or on terms that are more or less favorable to stockholders than, the terms of the Exchange Offer. We and our affiliates will not purchase any Shares or TruPS shares, other than pursuant to the Exchange Offer, until at least ten business days after the Expiration Date.

Except as otherwise disclosed in this Exchange Offer, neither we nor Air T Funding currently has any plans, proposals or negotiations underway that relate to or would result in:

●	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

●

any purchase, sale or transfer of a material amount of our or any of our subsidiaries’ assets, except that we continually look for attractive opportunities to monetize portfolio investments, particularly equity investments;

●	any material change in our indebtedness or our capitalization, other than with respect to a potential debt offering that the Company may make in the future, subject to approval by the Board;

●

any change in our present Board or management, including but not limited to any plans or proposals to change the number or the term of directors or to fill any existing vacancies on our Board or to change any material term of the employment contract of any executive officer;

●	any other material change in our corporate structure or business;

●	any class of our equity securities ceasing to be authorized to be quoted on the Nasdaq;

●	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

●	the acquisition or disposition by any person of additional securities of the Company, or the disposition of our securities; or

●	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate and we continue to evaluate the risk‑reward relative to all options and various investment alternatives, including the Exchange Offer and dividend payments. Specifically we note that:

●

We invest principally in niche businesses and businesses related to airplanes and the airline industry. The results of these companies can be more volatile than larger more diversified companies, which may materially impact the value of our investment.

●	Investors and potential acquirers of the Company may or may not agree with the valuation of our investments and this may impact the ultimate value received by stockholders.

We may also consider a variety of extraordinary transactions, such as a sale of assets or business of the Company, a restructuring, a recapitalization, a special dividend to stockholders, a liquidation or other transaction or series of transactions. Any such transaction could result in proceeds to stockholders at that time above the exchange offer price and/or above the book value of our investments, although there is no assurance (i) that we will engage in any such transaction, (ii) that any such transaction will be successfully consummated or (iii) that the value of such transaction if consummated will be at or above the exchange offer price or book value.

3.	Procedures for Tendering Shares.

Proper Tender of Shares. For Shares to be tendered properly pursuant to the Exchange Offer:

●

the certificates for the Shares or confirmation of receipt of the Shares under the procedure for book‑entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book‑entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to 5:00 p.m., Eastern Time, in each case by the Expiration Date by the Depositary at its address set forth on the back cover page of this document.

Notwithstanding any other provisions hereof, Shares tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book‑entry transfer of such Shares into the Depositary’s account at the Book‑Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or an Agent’s Message in connection with book‑entry delivery, and any other documents required by the Letter of Transmittal.

In accordance with the instructions to the Letter of Transmittal, each stockholder wishing to tender Shares in the Exchange Offer must properly indicate in the section captioned (1) “Shares Tendered at Exchange Ratio Determined by Stockholder” in the Letter of Transmittal the price (in increments of  .05 TruPS) at which they are tendering Shares or (2) “Shares Tendered at Exchange Ratio Determined Pursuant to the Exchange Offer” in the Letter of Transmittal that they will accept the Exchange Ratio determined by us in accordance with the terms of the Exchange Offer.

If tendering stockholders wish to maximize the chance that we will exchange their Shares, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Exchange Ratio Determined Pursuant to the Exchange Offer.” Note that this election will mean that tendered Shares will be deemed to be tendered at the minimum exchange ratio of 1.05 TruPS shares per Share. Tendering stockholders who make this election should understand that this election may lower the Exchange Ratio and could result in their Shares being exchanged at the minimum exchange ratio of 1.05 TruPS Shares per share.

A stockholder who desires to tender Shares at more than one price must complete a separate Letter of Transmittal for the different Shares and different prices at which such stockholder is tendering Shares. In no event may a stockholder tender the same Shares at more than one exchange ratio (unless the Shares are first properly withdrawn previously in accordance with Section 4).

STOCKHOLDERS WHO HOLD SHARES THROUGH BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES ARE URGED TO CONSULT THEIR BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES AS IT IS LIKELY THAT — FOR ADMINISTRATIVE REASONS — THEY HAVE AN EARLIER DEADLINE FOR YOU TO ACT TO INSTRUCT THEM TO PARTICIPATE IN THE EXCHANGE OFFER ON YOUR BEHALF SO THAT THEY CAN MEET THE ABOVE REQUIREMENTS ON A TIMELY BASIS. IN ADDITION, YOU MAY WISH TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF YOU TENDER SHARES THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE.

Book‑Entry Delivery. The Depositary has established an account with respect to the Shares at The Depository Trust Company (“DTC”) (referred to as the “Book‑Entry Transfer Facility”) for purposes of the Exchange Offer, and any financial institution that is a participant in the system of the Book‑Entry Transfer Facility may make delivery of Shares by causing the Book‑Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the procedures of the Book‑Entry Transfer Facility. However, although delivery of Shares may be effected through book‑entry transfer, a properly completed and duly executed Letter of Transmittal together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Exchange Offer by the Expiration Date. Delivery of the Letter of Transmittal and any other required documents to the Company or the Information Agent or Book‑Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book‑Entry Transfer Facility to, and received by, the Depositary and forming a part of the book‑entry confirmation, stating that the Book‑Entry Transfer Facility has received an express acknowledgment from the participant tendering Shares through the Book‑Entry Transfer Facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery. The method of delivery of all documents, including share certificates, is at the election and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including in the case of a book‑entry transfer, by book‑entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program (an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed if (a) the Letter of Transmittal is signed by the registered holder of the shares tendered therewith and such holder has not completed the box captioned “Special Delivery Instructions” or captioned “Special Payment Instructions” in the Letter of Transmittal or (b) such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 6 of the Letter of Transmittal. If a share certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the share certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

U.S. Federal Backup Withholding Tax. To prevent the potential imposition of U.S. federal backup withholding tax on the gross proceeds payable to a tendering holder pursuant to the Exchange Offer, each tendering holder must submit to the Depositary a correct, completed and signed IRS Form W‑9 (“Form W‑9”) (for U.S. Holders, as defined in Section 14) or IRS Form W‑8BEN (“Form W‑8BEN”) or IRS Form W‑8BEN‑E (“Form W‑8BEN‑E”), IRS Form W‑8IMY (“Form W‑8IMY”), IRS Form W‑8ECI (“Form W‑8ECI”), or other applicable IRS Form W‑8 (for Non‑U.S. Holders, as defined in Section 14), or otherwise establish an exemption from backup withholding. See Section 14 below.

Withholding for Non‑U.S. Holders. An applicable withholding agent may withhold U.S. federal income tax on the gross proceeds payable to a Non‑U.S. Holder (as defined in Section 14) pursuant to the Exchange Offer at a rate of 30%, unless a reduced rate of withholding is applicable pursuant to an income tax treaty or an exemption from withholding is applicable because such gross proceeds are effectively connected with the Non‑U.S. Holder’s conduct of a trade or business within the United States (and, if an income tax treaty applies, the gross proceeds are attributable to a United States permanent establishment maintained by such Non‑U.S. Holder). In order to claim a reduction of or an exemption from such withholding tax, a Non‑U.S. Holder must deliver to the withholding agent a validly completed and executed Form W‑8BEN, W‑8BEN‑E, W‑8IMY, or other applicable Form W‑8 (with respect to income tax treaty benefits) or W‑8ECI (with respect to amounts effectively connected with the conduct of a trade or business within the United States) claiming such reduction or exemption before the payment is made. A Non‑U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld (i) if such holder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 14 or (ii) if such holder is otherwise able to establish that no or a reduced amount of tax is due. Non‑U.S. Holders should consult their tax advisors regarding the particular tax consequences to them of exchanging Shares pursuant to the Exchange Offer, including the application of U.S. federal income tax withholding, their potential eligibility for a withholding tax reduction or exemption, and the refund procedures.

Tender Constitutes an Agreement. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Exchange Offer and an agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Exchange Offer, which agreement will be governed by, and construed in accordance with the laws of the State of New York. In addition, the tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s representation and warranty to us that: (1) the stockholder has a “net long position” in the Shares or equivalent securities at least equal to the Shares tendered within the meaning of Rule 14e‑4 promulgated by the Commission under the Exchange Act; and (2) the tendered Shares are not currently subject to any contractual or other restriction.

It is a violation of Rule 14e‑4 under the Exchange Act for a person, directly or indirectly, to tender Shares for his or her own account unless the person so tendering (i) has a net long position equal to or greater than the number of  (x) Shares tendered or (y) other securities immediately convertible into, or exercisable or exchangeable for, the number of Shares tendered and will acquire such Shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such Shares to be delivered in accordance with the terms of the Exchange Offer. Rule 14e‑4 under the Exchange Act provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine all questions as to the Exchange Offer, the Exchange Ratio, the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any tender of Shares. We reserve the right to reject any or all tenders of Shares determined by us not to be in proper form, or the acceptance of which or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect or irregularity in any tender of particular Shares (without waiving such defect or irregularity with respect to any other Shares). No tender of Shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as we shall determine. None of the Company, the Depositary, the Information Agent or any other person is or will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

Return of Unexchanged Shares. If any properly tendered Shares are not exchanged pursuant to the Exchange Offer or are properly withdrawn before the Expiration Date, or if less than all Shares evidenced by a stockholder’s certificates are tendered, certificates for unexchanged Shares will be returned promptly after the expiration or termination of the Exchange Offer or the proper withdrawal of the Shares, as applicable, or, in the case of Shares properly tendered by book‑entry transfer at the Book‑Entry Transfer Facility, the Shares will be credited to the appropriate account maintained by the tendering stockholder at the Book‑Entry Transfer Facility, in each case without expense to the stockholder.

Lost, Stolen, Destroyed or Mutilated Certificates. Stockholders whose certificate or certificates for part or all of their Shares have been lost, stolen, destroyed or mutilated may contact American Stock Transfer & Trust Company, LLC, as Transfer Agent for our Shares, at (800) 937‑5449 or the address set forth on the back cover of this Exchange Offer for instructions as to obtaining a replacement. The replacement certificate will then be required to be submitted together with the Letter of Transmittal in order to receive TruPS shares for Shares that are tendered and accepted for exchange. A bond may be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. Stockholders are urged to contact the Transfer Agent immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US OR THE INFORMATION AGENT WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4.	Withdrawal Rights.

Tenders of Shares pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable except that they may be withdrawn, unless theretofore accepted for exchange as provided in this Exchange Offer. If we extend the period of time during which the Exchange Offer is open, are delayed in accepting for exchanging Shares or are unable to accept for exchange Shares pursuant to the Exchange Offer for any reason, then, without prejudice to our rights under the Exchange Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4, subject to the issuer making the Exchange Offer either paying the consideration offered, or returning the tendered securities, promptly after the termination or withdrawal of the Exchange Offer.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must:

●	be timely received by the Depositary at one of its addresses set forth on the back cover of this Exchange Offer; and

●

specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares, if different from that of the person who tendered such Shares.

If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book‑entry transfer, the name and number of the account at the Book‑Entry Transfer Facility to be credited with the withdrawn Shares.

Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not properly tendered for purposes of the Exchange Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal. We also reserve the right to waive any defect or irregularity in the withdrawal of Shares by any stockholder. None of the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	Exchange of Shares.

On the terms and subject to the conditions of the Exchange Offer, promptly following the Expiration Date, we will (1) determine the Exchange Ratio that will be applicable for Shares properly tendered and not properly withdrawn prior to the Expiration Time, taking into account the number of Shares so tendered and the exchange ratios specified by tendering stockholders and (2) accept for exchange and exchange up to 138,000 Shares that are properly tendered at prices at or below the Exchange Ratio and not properly withdrawn prior to the Expiration Time. For purposes of the Exchange Offer, we will be deemed to have accepted for exchange, subject to the, proration and conditional tender provisions of the Exchange Offer, Shares that are properly tendered at or below the Exchange Ratio and not properly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for exchange pursuant to the Exchange Offer.

Upon the terms and subject to the conditions of the Exchange Offer, we will accept for exchange and cause the respective number of TruPS shares to be issued at the Exchange Ratio per share for all of the Shares accepted for exchange pursuant to the Exchange Offer promptly after the Expiration Date. In all cases, exchange of Shares tendered and accepted for payment pursuant to the Exchange Offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of  (1) certificates for Shares, or a timely book‑entry confirmation of the deposit of Shares into the Depositary’s account at DTC, (2) a validly completed and duly executed Letter of Transmittal including any required signature guarantees, or, in the case of a book‑entry transfer, an Agent’s Message, and (3) any other required documents.

We will cause Air T Funding to exchange TruPS shares for Shares exchanged under the Exchange Offer by depositing the number of TruPS shares necessary to complete the exchange as determined by the appropriate Exchange Ratio with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving TruPS shares and payment from us for any fractional shares and transmitting the TruPS shares and delivery and such payment to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE EXCHANGE BE PAID BY US REGARDLESS OF ANY DELAY IN MAKING THE EXCHANGE.

In the event of proration, we will determine the proration factor and exchange tendered Shares accepted for TruPS shares promptly after the Expiration Date. If there is proration, Shares will be rounded up or down to the nearest whole share. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Certificates for all Shares tendered and not exchanged, including all Shares not exchanged due to proration, will be returned to the tendering stockholder, or, in the case of Shares tendered by book‑entry transfer, will be credited to the account maintained with the Book‑Entry Transfer Facility by the participant therein who so delivered the Shares, at our expense, promptly after the Expiration Date or termination of the Exchange Offer. In addition, if certain events occur, we may not be obligated to exchange Shares under the Exchange Offer. See Section 7.

We will pay any stock transfer taxes, if any, payable on the transfer to us of Shares exchanged pursuant to the Exchange Offer. If, however, an exchange of shares is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Exchange Ratio unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See the Letter of Transmittal.

6.	Conditional Tender of Shares.

In the event of an oversubscription of the Exchange Offer, Shares tendered prior to the Expiration Date will be subject to proration. See Section 1. As discussed in Section 14, the number of Shares to be exchanged from a particular stockholder may affect the U.S. federal income tax treatment of the exchange to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender Shares subject to the condition that a specified minimum number of the stockholder’s Shares tendered pursuant to a Letter of Transmittal must be exchanged if any Shares tendered are exchanged. Any stockholder wishing to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal and indicate the minimum number of Shares that must be exchanged if any are to be exchanged. We urge each stockholder to consult with his, her or its own financial and tax advisors.

After the Expiration Date, if the number of Shares properly tendered and not properly withdrawn pursuant to the Exchange Offer at a price equal to or less than the Exchange Ratio and pursuant to the “Shares Tendered at Exchange Ratio Determined Pursuant to the Exchange Offer” alternative would result in an aggregate total of more than 138,000 Shares, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of Shares to be exchanged from any stockholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the Shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). If there is proration, Shares will be rounded up or down to the nearest whole Share. All Shares tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If the withdrawal of conditional tenders would cause the total number of Shares to be exchanged to fall below an aggregate of 138,000, then, to the extent feasible, we will select enough of the Shares conditionally tendered that would otherwise have been withdrawn to permit us to exchange such number of Shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our exchange in each case to the designated minimum number of Shares to be exchanged. To be eligible for exchange by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares.

7.	Conditions of the Exchange Offer.

Notwithstanding any other provision of the Exchange Offer, we will not be required to accept for exchange or exchange any Shares tendered, and may terminate or amend the Exchange Offer or may postpone the acceptance for exchange of, and the exchange of, Shares tendered, subject to the requirements of the Exchange Act, if at any time on or after May 18, 2023 (or such earlier date as may be specified in the relevant condition) and before the Expiration Date any of the following events shall have occurred or are reasonably determined by us to have occurred, that, in the reasonable judgment of our Board and regardless of the circumstances giving rise to such event, makes it inadvisable to proceed with the Exchange Offer or with acceptance for exchange or exchange:

1)	less than 25,000 Shares have been properly tendered for exchange;

2)

there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the Exchange Offer or the acquisition of some or all of the Shares pursuant to the Exchange Offer or otherwise relates in any manner to the Exchange Offer or (ii) in our reasonable judgment, could materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries, taken as a whole, or materially impairs our ability to acquire the Shares in the Exchange Offer;

3)

there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Exchange Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or is reasonably likely to directly or indirectly (i) make the acceptance for exchange of, or exchange of, some or all of the Shares illegal or otherwise restricts or prohibits completion of the Exchange Offer, (ii) delays or restricts our ability, or renders us unable, to accept for exchange or exchange of some or all of the Shares or (iii) materially and adversely affects our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries;

4)

there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over‑the‑counter market in the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, (iv) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or (v) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof;

5)

there shall have been a decrease of more than 10% in the market price for the Shares, the TruPS shares or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on May 18, 2023, the business day prior to the commencement of the Exchange Offer;

6)

a tender or exchange offer for any or all of our Shares has been proposed, announced or made by any person or has been publicly disclosed, other than in the ordinary course of business (other than the Exchange Offer); or

7)	the registration statement to be filed with the Commission covering the TruPS shares to be delivered in the Exchange Offer has not been declared effective.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time in our sole discretion before the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right. Each such right is an ongoing right and may be asserted at any time and from time to time. However, once the Exchange Offer has expired, then all of the conditions to the Exchange Offer, other than those requiring necessary governmental approvals, must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Exchange Offer. See Section 15.

8.	Price Range of Shares and TruPS Shares; Dividends/Distributions.

The Shares are listed and traded on the Nasdaq under the trading symbol “AIRT.” The following table sets forth, for each of the fiscal periods indicated, the unadjusted daily closing high and low sales prices of the Shares as reported on the Nasdaq.

	Market Price
	High	Low
2021
January 1-March 31	$34.40	$20.25
April 1-June 30	$25.00	$21.40
July 1-September 30	$40.50	$23.94
October 1-December 31	$30.41	$23.24
2022
January 1-March 31	$28.00	$20.40
April 1-June 30	$21.10	$14.55
July 1-September 30	$22.95	$14.09
October 1-December 31	$25.81	$18.71
2023
January 1-March 31	$27.21	$19.22
April 1 through May 4, 2023	$25.89	$22.35

On May 4, 2023, the last reported sale price of the Shares on Nasdaq was $24.80 per Share.

The TruPS Shares are listed and traded on the Nasdaq under the trading symbol “AIRTP.” The following table sets forth, for each of the fiscal periods indicated, the unadjusted daily closing high and low sales prices of the Shares as reported on the Nasdaq.

	Market Price
	High	Low
2021
January 1-March 31	$22.18	$20.16
April 1-June 30	$22.04	$21.00
July 1-September 30	$22.22	$21.16
October 1-December 31	$22.80	$21.42
2022
January 1-March 31	$21.88	$20.40
April 1-June 30	$21.84	$19.31
July 1-September 30	$22.72	$19.95
October 1-December 31	$22.48	$20.06
2023
January 1-March 31	$23.85	$20.55
April 1 through May 4, 2023	$23.15	$20.00

On May 4, 2023, the last reported sale price of the TruPS shares was $21.50 per Share.

We urge stockholders to obtain current market quotations for the Shares and the TruPS shares before deciding whether to tender their Shares and at what Exchange Ratio.

We have never paid dividends on the Shares and we do not expect to pay dividends on the Shares in the foreseeable future.

The distributions payable on the TruPS are fixed at a rate per annum of 8% of the Liquidation Amount of $25.00 per TruPS share, are cumulative and will accrue from the date of issuance. Distributions are payable quarterly in arrears on the 15th day of February, May, August and November of each year (subject to possible deferral as described below). The amount of each distribution due with respect to the TruPS will include amounts accrued through the date the distribution payment is due. Additionally, from time to time the Board may in its sole discretion may declare distributions in addition to the distributions equal to the 8.0% per annum Liquidation Amount of the TruPS.

So long as no debenture event of default has occurred and is continuing, Air T, Inc. will have the right, at any time on or after, June 7, 2024, to defer payments of interest on the junior subordinated debentures issued to Air T Funding by extending the interest payment period thereon for a period not exceeding 20 consecutive quarters with respect to each deferral period (each an “Extension Period”), provided that no Extension Period may extend beyond the stated maturity of the junior subordinated debentures. If interest payments are so deferred, Distributions on the TruPS will also be deferred and Air T, Inc. will not be permitted, subject to certain exceptions, to declare or pay any cash distributions with respect to Air T, Inc.’s capital stock or debt securities that rank pari passu with or junior to the junior subordinated debentures. During an Extension Period, Distributions will continue to accrue with income thereon compounded quarterly.

At any time on or after June 7, 2024, the TruPS are subject to mandatory redemption upon repayment of the junior subordinated debentures at maturity or their earlier redemption in an amount equal to the amount of junior subordinated debentures maturing on or being redeemed at a redemption price equal to the aggregate liquidation amount of the TruPS plus accumulated and unpaid distributions thereon to the date of redemption. The junior subordinated debentures are redeemable prior to maturity at the option of Air T (i) on or after June 7, 2024, in whole at any time or in part from time to time, or (ii) at any time, in whole (but not in part), upon the occurrence and during the continuance of a tax event or an investment company event or capital treatment event, in each case at a redemption price equal to 100% of the principal amount of the junior subordinated debentures so redeemed, together with any accrued but unpaid interest to the date fixed for redemption.”

Air T has the right at any time to terminate Air T Funding and cause the junior subordinated debentures to be distributed to holders of TruPS in liquidation of Air T Funding.

Additional information with respect to the TruPS will be made available to stockholders by way of a Prospectus to the Company’s registration statement the Company intends to file with the Commission with repsect to the TruPS shares to be delivered in the Exchange Offer for properly tendered Shares. The information contained in such registration statement with respect to the TruPS is incorporated herein by reference.

9.	Source and Amount of Funds.

Assuming the Exchange Offer is fully subscribed, Air T Funding will issue between 144,900 and 193,200 TruPS shares. We expect to fund any payment due for fractional shares and for any fees or expenses related to the Exchange Offer from cash on hand. We do not have any alternative financing arrangement or alternative financing plans.

10.	Certain Information Concerning Us and Air T Funding.

General. The Company is a diversified holding company and is incorporated in the State of Delaware. The address of its principal executive office is 5930 Balsom Ridge Road, Denver, North Carolina 28037, and its telephone number is (828) 464‑8741. Our internet address is www.airt.net. Unless expressly stated otherwise, the information contained on our website or connected to our website is not incorporated by reference into this Exchange Offer and should not be considered part of this Exchange Offer.

Additional Information About Us. We are subject to the information requirements of the Exchange Act, and in accordance therewith file periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in such proxy statements certain information, as of particular dates, concerning our directors and executive officers, their compensation, the principal holders of our securities and any material interest of such persons in transactions with us. We have filed with the Commission this Exchange Offer Statement and additional information with respect to the Exchange Offer. Such material and other information may be viewed on the Commission’s website, www.sec.gov.

Incorporation by Reference. The rules of the Commission allow us to “incorporate by reference” information into this Exchange Offer, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. These documents contain important information about us and Air T Funding. We incorporate by reference into this Exchange Offer the documents listed below (in each case, to the extent that the material contained therein is deemed “filed” rather than “furnished”).

SEC Filings	Period or Date of Report
Air T, Inc. Definitive Proxy Statement on Schedule 14A	As filed on July 5, 2022
Air T, Inc. Annual Report on Form 10-K	Year ended March 31, 2022 (filed June 28, 2022)
Air T, Inc. Current Report on Form 8-K	As filed on February 21,2023, March 27,2023 and March 28, 2023
Air T, Inc. Quarterly Report on Form 10-Q	Fiscal Quarter ended December 31, 2022 (filed February 10, 2023)
Air T, Inc. Registration Statement on Form S-3	Reg. No. 333-254110

These documents include periodic reports, such as annual reports on Form 10‑K, quarterly reports on Form 10‑Q, current reports on Form 8‑K and proxy materials.

You can obtain the documents described under “Additional Information About Us” and any of the documents incorporated by reference in this Exchange Offer from the Commission’s website at www.sec.gov. You can also obtain the documents incorporated by reference in this Exchange Offer, without charge, by requesting them in writing or by telephone from us at Attention: Investor Relations, Air T, Inc., 5930 Balsom Ridge Road, Denver, North Carolina 28037. Please be sure to include your complete name and address in the request. If you request any incorporated documents, we will mail them by first class mail, or another equally prompt means, promptly after we receive the request.

11.	Capitalization.

The following table sets forth (i) the unaudited capitalization of the Company as of December 31, 2022, and (ii) the unaudited capitalization of the Company as adjusted to reflect the consummation of the Exchange Offer assuming the exchange of 138,000 shares of Common Stock outstanding as of December 31, 2022 for the maximum number of 193,200 TruPS shares in the Exchange Offer. The actual number of TruPS shares issued in the Exchange Offer will vary depending on the Exchange Ratio and the number of shares of Common Stock validly tendered and not properly withdrawn.

	At December 31, 2022
	Actual (1) (unaudited)	As adjusted (1) (unaudited)
Long-term debt	$99,624	$103,778

Common stock	757	757
Treasury stock	(3,995)	(8,149)
Additional paid-in capital	650	650
Retained earnings	23,153	23,153
Accumulated other comprehensive loss	800	800
Total Air T, Inc. Stockholders’ Equity	21,364	17,210

(1) The “Actual” column reflects the Company’s Long-term debt and Stockholders’ Equity balances as of December 31, 2022. The “As Adjusted” column assumes the issuance of the maximum number of 193,200 TruPS Shares at the May 4, 2023 closing price of $21.50.

12.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

As of May 4, 2023, we had 2,817,754 shares of common stock outstanding. The 138,000 Shares we are potentially offering to exchange pursuant to the Exchange Offer represent approximately 4.9% of the Shares outstanding as of May 4, 2023. As of May 4, 2023, our directors and executive officers as a group (7 persons) beneficially owned an aggregate of 1,870,413 shares of our common stock, representing approximately 66.20% of our outstanding shares. The Company’s directors and executive officers are entitled to participate in the Exchange Offer on the same basis as other stockholders.

The following table shows, as of May 4, 2023, the aggregate number and percentage of our securities that were beneficially owned by our directors and executive officers. Assuming we purchase 138,000 Shares and that our directors and executive officers do not tender any shares pursuant to the Exchange Offer, then, after the Exchange Offer, the directors and executive officers as a group will beneficially own approximately 69.60% of our outstanding Shares. The business address of each of our directors and executive officers is 5930 Balsom Ridge Road, Denver, North Carolina 28037.

		Shares and Percent of Common Stock Beneficially Owned as of April 12, 2023
Name	Position with Company	No. of Shares(1)	Percent(2)	Percent of Class After Exchange Offer (Assuming We Exchange 138,000 Shares and Directors, Executive Officers and Associates Do Not Tender)
Raymond Cabillot	Director	(3)492,029	17.46%	18.36%
William Foudray	Director	7,500	*	*
Gary Kohler	Director	20,103	*	*
Peter McClung	Director	—	—	—
Travis Swenson	Director	982	*	*
Brian Ochocki	Chief Financial Officer/ Principal Accounting Officer and Treasurer	—	—	—
Nicholas Swenson	President, Chief Executive Officer and Chairman of the Board	(4)1,349,799	47.84%	50.30%
All current directors, nominees, and executive officers as a group (7 persons)		(3)(4)1,870,413	66.20%	69.60%

* Represents less than one percent (1.0%).

(1)

Beneficial ownership has been determined in accordance with Rule 13d‑3 under the Exchange Act. Includes shares which the following executive officers and directors have the right to acquire within 60 days through the exercise of stock options issued by Air T: Mr. Foudray, 3,750 shares; Mr. Nick Swenson, 3,750 shares; and all directors, nominees, and executive officers as a group, 7,500 shares.

(2)	Based on a total of 2,817,754 Shares of the Company’s common stock issued and outstanding as of May 4, 2023.

(3)

Includes 394,090 shares held by Farnam Street Partners, L.P., 55,793 shares held by FS Special Opportunities Fund I, LP, and 11,500 shares held by Car of MN, LLC. Mr. Cabillot is an officer of Farnam Street Capital, Inc. (“FSC”), the general partner of Farnam Street Partners, L.P. and FS Special Opportunities Fund I, L.P. and the managing member of Car by MN, LLC. Messrs. Cabillot and Peter O. Haeg, as officers of FSC, the general partner of the Farnam Funds, share voting and dispositive power over all of the shares of Company common stock held by the Farnam Funds. Mr. Cabillot and Mr. Haeg individually own 20,646 shares and 10,000 shares of Company common stock, respectively.

(4)

Includes shares held by AO Partners I, L.P. (“AO Partners Fund”) and indirectly by AO Partners, LLC (“AO Partners”) as General Partner. AO Partners Fund and AO Partners have shared power to direct the voting and disposition of 972,584 shares. Nicholas Swenson as Manager of AO Partners disclaims beneficial ownership of such shares, except as to his pecuniary interest therein. Nicholas Swenson has sole power to direct the voting and disposition of 157,858 shares held directly and by Glenhurst Co. (which includes 3,750 shares purchasable upon the exercise of stock options granted to him by the Company for his service on the Company’s Board of Directors and 94,938 shares held by Glenhurst Co.), and Groveland Capital, LLC and Groveland DST, LLC have the power to direct the voting and disposition of 53,301 shares and 169,806 shares respectively.

Transactions with Executive Officers, Directors and Other Related Persons. In the Company’s last fiscal year, except as otherwise described below or incorporated by reference in this Exchange Offer, none of Air T, Inc. nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Exchange Offer or with respect to any of our securities, any, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

Recent Securities Transactions. Other than as described below and in Schedule 13D flings by Messrs. N. Swenson and Cabillot (which transactions are reflected in the figures above), and based on our records and on information provided to us by our directors, executive officers and subsidiaries, none of the Company, our affiliates, our subsidiaries, our or our subsidiaries’ directors or executive officers, our control persons or any other person ultimately in control of us have effected any transactions involving shares of our common stock during the 60 days prior to the date of this Exchange Offer.

Share Repurchase Program

On May 14, 2014, the Company announced that its Board of Directors had authorized a program to repurchase up to 750,000 (retrospectively adjusted to 1,125,000 after the stock split in June 2019) shares of the Company’s common stock from time to time on the open market or in privately negotiated transactions, in compliance with SEC Rule 10b‑18, over an indefinite period.

During the 60 days prior to the date of this Exchange Offer, the Company repurchased 1,906 shares of its common stock.

The following chart provides certain information with respect to shares of common stock repurchased by the Company since December 31, 2022.

Settlement Date	Quantity	Price	Net Amount
1/3/2023	296	25.2707	$7,489.01
1/5/2023	46	23.9100	$1,101.24
1/6/2023	496	24.9763	$12,403.12
1/10/2023	76	24.2800	$1,847.56
1/11/2023	711	24.2514	$17,264.08
1/12/2023	711	27.4013	$19,503.65
2/24/2023	8	21.7125	$173.94
2/27/2023	206	23.4176	$4,830.21
3/1/2023	219	22.8027	$5,000.36
3/10/2023	167	20.6100	$3,446.88
3/16/2023	245	20.1956	$4,955.27
3/23/2023	231	21.6147	$4,999.93
3/29/2023	210	23.6786	$5,022.51
4/5/2023	200	24.8300	$5,016.00
4/12/2023	220	22.5770	$5,016.94
4/19/23	200	24.6400	$4,978.00
TOTAL	4042		$103,048.70

We and our affiliates are prohibited from purchasing any Shares or TruPS share, other than exchanging Shares and TruPS shares pursuant to the Exchange Offer, until at least ten business days after the expiration of the Exchange Offer. Beginning ten business days after the Expiration Date of the Exchange Offer, we may make stock repurchases from time to time on the open market and/or in private transactions. Whether we make additional repurchases will depend on many factors, including, without limitation, the number of Shares, if any, that we acquire in this Exchange Offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the Shares, and such other factors as we may consider relevant.

The Company’s Board approved an open market share repurchase program, which allows the Company to opportunistically buy back Shares in the market from time to time at prevailing market prices. Upon commencement of the Exchange Offer, the Company suspended a 10b5-1 trading plan that provides for the repurchase of shares of common stock. The plan terminates December 31, 2023 and provides for the repurchase of up to $50,000 a week of common stock following July 1, 2023. The program and prior repurchase authorization does not obligate the Company to acquire any specific number of Shares and may be suspended, terminated or modified at any time. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the stockholders in those transactions than the terms of the Exchange Offer. 873,629 Shares may yet be purchased by the Company under the share repurchase authorization.

13.	Legal Matters; Regulatory Approvals.

We are not aware of the applicability of any antitrust laws or any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of the Shares as contemplated by the Exchange Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of the Shares as contemplated by the Exchange Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the issuance of TruPS shares in consideration for Shares tendered pursuant to the Exchange Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Exchange Offer to accept Shares for exchange and pay for any fractional Shares is subject to conditions. See Section 7.

14.	Taxation.

The following discussion is a brief summary of certain U.S. federal income tax considerations of the Exchange Offer.

Except as expressly provided otherwise, this discussion assumes you are a taxable U.S. person (as defined for U.S. federal income tax purposes) and that you hold your Shares as capital assets (generally, for investment). The discussion is based upon current provisions of the Code, Treasury Regulations, judicial authorities, published positions of the IRS and other applicable authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. No ruling or opinion has been sought regarding the matters described herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to those set forth below. No attempt is made to present a detailed explanation of all U.S. federal income tax concerns affecting the Company and its stockholders (including stockholders subject to special tax rules and stockholders that own or have owned, actually or constructively, more than 5% of the Shares or the TruPS), nor does this discussion address any state, local, or foreign tax concerns.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Shares, that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States, or the District of Columbia;

●	an estate, if its income is subject to U.S. federal income taxation regardless of its source; or

●

a trust, if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons (within the meaning of the Code) have the authority to control all of its substantial decisions, or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “non U.S. holder” is a beneficial owner of Shares, that is neither a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) nor a U.S. holder. If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds our Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our Shares.

The discussions set forth this Offer to Exchange do not constitute tax advice. Investors are urged to consult their own tax advisers with any specific questions relating to U.S. federal, state, local and foreign taxes.

Tax Consequences of the Exchange Offer

Tax Consequences to Tendering U.S. Holders in the Exchange Offer

We intend to treat the exchange of Shares for TruPS as a “recapitalization” pursuant to Section 368(a)(1)(E) of the Code. Assuming the Exchange Offer is so treated, and subject to the discussion of “nonqualified preferred stock” below, for U.S. federal income tax purposes:

●

you generally will recognize gain for U.S. federal income tax purposes equal to the excess, if any, of the fair market value of the TruPS received in the exchange (including any fractional share) over your tax basis in the Shares;

●	you will not be able to recognize any loss realized in the recapitalization (except with respect to cash received in lieu of a fractional share, as described below);

●

the adjusted basis in the TruPS shares would be equal to the adjusted tax basis in the Shares increased by any gain recognized in the exchange (except for any gain recognized with respect to a fractional share);

●	the holding period of the TruPS shares received in the recapitalization by a U.S. holder of Shares will include the holding period of the Shares exchanged therefor; and

●

if a U.S. Holder receives cash in lieu of a fractional share of TruPS shares, the U.S. holder would be treated as having received the fractional share of TruPS shares pursuant to the exchange followed by a redemption of the fractional share of TruPS shares for cash.

Gain recognized under the first bullet above would generally be treated as capital gain on the disposition of the Shares unless the receipt of cash has the effect of a dividend under Sections 302 and 356(a)(2) of the Code, in which case the portion of such gain equal to your ratable share, if any, of our earnings and profits would be treated as a dividend (with any remainder of such gain treated as capital gain).

If the exchange of Shares for TruPS shares is not treated in its entirety as a recapitalization as described above, then the cash payment (other than cash paid in lieu of a fractional share) may be treated as proceeds from a redemption of a portion of the Shares (and generally treated in accordance with the principles for redemptions of shares) and the TruPS shares received would be treated as received in a recapitalization of the remaining Shares, which generally would not result in the recognition of gain or loss on such remaining Shares. In such case, although the law on this point is not entirely clear, a U.S. holder’s basis in the Shares would be allocated pro rata between the TruPS shares received and the portion of the Shares that are treated as redeemed for cash. Cash received in lieu of a fractional share should be treated in the manner described above.

U.S. holders who have acquired different blocks of Shares at different times or at different prices should consult their tax advisors regarding the calculation of gain or loss recognized and the allocation of their aggregate tax basis among, and the holding period of, the TruPS shares received in exchange for such blocks of Shares.

A U.S. holder that tenders Shares pursuant to the Exchange Offer may be required to satisfy certain record keeping and information reporting requirements. Each U.S. holder is urged to consult its own tax advisor concerning any such requirements applicable to the Exchange Offer.

If the TruPS shares were treated either as indebtedness, rather than equity, or as “nonqualified preferred stock,” the consequences of the exchange of Shares for TruPS shares would be different than as described above. In particular, in that event, a U.S. holder would generally recognize gain or loss on all of the exchanged Shares as a result of participating in the Exchange. Although the Company will treat the TruPS shares as equity that is not “nonqualified preferred stock,” such determinations are highly factual, and no assurance can be given that the IRS would not challenge such treatment. This discussion assumes such treatment is respected.

U.S. HOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE EXCHANGE OFFER.

Special Tax Considerations to Tendering Non-U.S. Holders in the Exchange Offer

Any amounts that are treated pursuant to the discussion above as dividend income recognized by a non-U.S. holder generally will be subject to U.S. income tax withholding at the rate of 30% on the gross amount of any such amount unless either (i) a lower treaty rate applies and the non U.S. holder furnishes an IRS Form W-8BEN or W 8BEN-E evidencing eligibility for that reduced rate to the applicable withholding agent, or (ii) the non-U.S. holder furnishes an IRS Form W-8ECI to the applicable withholding agent claiming that such amount is effectively connected income.

If, as a result of our indirect ownership of real property, we are or at any time within the five year period preceding the settlement of the Exchange Offer have been, a “United States real property holding corporation” (“USRPHC”), special rules may apply to non U.S. holders under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). We have not made a determination as to whether we are or have been a USRPHC. If we are or have been a USRPHC within the applicable time period, then under FIRPTA, subject to certain exceptions described below, gain recognized pursuant to the Exchange Offer (calculated as described under “—Tax Consequences to Tendering U.S. Holders in the Exchange Offer”) would generally be taxable to a non-U.S. holder as effectively connected income. In addition, a non-U.S. holder may need to comply with certain reporting and other requirements in order not to be subject to tax under FIRPTA on all of the gain in the Shares exchanged pursuant to the Exchange Offer, and no assurance can be given that a non-U.S. holder will be able to satisfy such requirements if they applied.

These special rules under FIRPTA generally will not apply if we are a “domestically controlled qualified investment entity” within the meaning of the Code. Although we believe that, if we are a USRPHC, we are and will remain a domestically controlled qualified investment entity, no assurance can be given that we are or will remain a domestically controlled qualified investment entity. Even if we are not a “domestically controlled qualified investment entity,” the special rules will generally not apply if (i) the Shares are treated as “regularly traded” on an established securities market at the time of the exchange and (ii) the non-U.S. holder has not, at any time during the five year period preceding the settlement of the exchange, owned (actually or constructively) in excess of 5% of our Shares. Although we expect that our Shares should be treated as “regularly traded” at the time of settlement, no assurance can be given in that regard.

NON-U.S. HOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE EXCHANGE OFFER.

The preceding discussion is intended for general information only and is not a complete analysis or discussion of all potential tax effects that may be important to particular stockholders. Each stockholder should consult such stockholder’s own tax advisor to determine the particular tax consequences to him or her of exchanging Shares in the Exchange Offer, including the applicability and effect of state, local and foreign tax laws.

15.	Extension of the Exchange Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Exchange Offer is open and thereby delay acceptance for exchange, and exchange of, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to:

(i)         terminate the Exchange Offer and: (a) reject for exchange any Shares or (b) not exchange any Shares accepted for exchange; or

(ii)         subject to applicable law and regulation, postpone exchange of the Shares,

if any of the conditions specified in Section 7 hereof are not satisfied or waived prior to the Expiration Date, by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay the exchange of Shares which we have accepted for exchange is limited by our agreement to pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Exchange Offer.

Subject to compliance with applicable law and regulation, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Exchange Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Exchange Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Exchange Offer. Amendments to the Exchange Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 A.M., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Exchange Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law and regulation, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a newswire service.

If we materially change the terms of the Exchange Offer or the information concerning the Exchange Offer, we will extend the Exchange Offer to the extent required by Rules 13e‑4(d)(2), 13e‑4(e)(3) and 13e‑4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which an exchange offer must remain open following material changes in the terms of the exchange offer or information concerning the exchange offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. As a general matter, if we materially change the terms of the Exchange Offer or the information concerning the Exchange Offer (other than a change in price or a change in percentage of securities sought), including the waiver of a material condition, we are required to extend the Exchange Offer, if necessary, so that the Exchange Offer remains open for at least five business days following such change. If  (1) we increase the maximum exchange rate to be paid for Shares above 1.40 TruPS shares or decrease the exchange rate to be paid per Share below 1.05 TruPS shares or otherwise change the range to be exchanged for Shares or increase or decrease the aggregate number of Shares being sought in the Exchange Offer (but, in the case of an increase, only if such increase in the number of Shares being sought constitutes more than 2% of our outstanding Shares) and (2) the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 15, the Exchange Offer will be extended until the expiration of such period of ten business days.

16.	Indemnification.

Under the Company’s and Air T Funding’s organizational documents, the officers and trustees have been granted certain indemnification rights against certain liabilities that may arise out of performance of their duties to the Company or Air T Funding. Additionally, in the normal course of business, the Company may enter into contracts with service providers that contain a variety of indemnification clauses. The Company’s maximum exposure under these arrangements is dependent on future claims that may be made against the Company and, therefore, cannot be estimated.

Below are the relevant provisions from the Company’s organizational document and Air T Funding’s Declaration of Trust. The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and the Restated Certificate of Incorporation of Air T, Inc., a Delaware corporation, as amended and the Air T Funding Declaration of Trust and Second Amended and Restated Trust Agreement.

Section 145 of the DGCL permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

In the case of an action by or in the right of the corporation, Section 145 of the DGCL permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL also permits a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Article 9 of our Restated Certificate of Incorporation states that our directors shall not be personally liable to us or to our stockholders for monetary damages for any breach of duty as a director to the fullest extent permitted by the DGCL as the same exists or may be amended. Under Section 102(b)(7) of the DGCL, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty can be limited or eliminated except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (relating to unlawful payment of dividend or unlawful stock purchase or redemption); or (iv) for any transaction from which the director derived an improper personal benefit.

Article VIII of Air T’s Bylaws provides that the Company shall indemnify its officers and directors to the full extent permitted by the DGCL.

All of the Company’s directors and officers are covered by insurance policies maintained by the Company against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act. Such insurance also insures the Company against losses which it may incur in indemnifying our officers and directors.

The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification or advancement of expenses, including, among others, provisions about submitting a written request to the Company that includes such documentation and information as is reasonably available to the director or executive officer and is reasonably necessary to determine entitlement to indemnification and provisions.

The Second Amended and Restated Trust Agreement of Air T Funding requires the Company to indemnify each of the trustees or any predecessor trustee for, and to hold the trustees harmless against, any loss, damage, claim, liability, penalty or expense incurred without gross negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the Trust Agreement, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder (including reasonable legal fees and expenses in connection with the enforcement of their indemnification rights hereunder), except any such cost or expense as may be attributable to such Trustee’s gross negligence, bad faith or willful misconduct (or, in the case of the Administrative Trustees or the Delaware Trustee, any such cost or expense as may be attributable to its, his or her gross negligence, bad faith or willful misconduct).

17.	Fees and Expenses; Information Agent; Depositary.

We have retained D.F. King & Co., Inc. to act as Information Agent and American Stock Transfer & Trust Company, LLC to act as the Depositary in connection with the Exchange Offer. The Information Agent may contact holders of Shares by mail, e‑mail, telephone and in person and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the Exchange Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for its services, will be reimbursed by us for specified reasonable out‑of‑pocket expenses and will be indemnified against certain liabilities in connection with the Exchange Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers or dealers (other than fees to the Information Agent as described above) for soliciting tenders of Shares pursuant to the Exchange Offer or for making any recommendation in connection with the Exchange Offer. Stockholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs are applicable if stockholders tender Shares through such nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the Exchange Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of us, Information Agent or the Depositary for purposes of the Exchange Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares except as otherwise provided in this document and the Letter of Transmittal.

The Depositary and its affiliates have provided, and may in the future provide, various other services to us for which they have received, or we expect they will receive, customary compensation from us.

18.	Miscellaneous.

We are not aware of any jurisdiction where the making of the Exchange Offer is not in compliance with applicable law and regulation. If we become aware of any jurisdiction where the making of the Exchange Offer or the acceptance of Shares pursuant thereto is not in compliance with applicable law and regulation, we will make a good faith effort to comply with the applicable law and regulation. If, after such good faith effort, we cannot comply with the applicable law and regulation, the Exchange Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

We have filed with the Commission this Exchange Offer Statement as well as additional information with respect to the Exchange Offer. Such information may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE EXCHANGE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR DOCUMENTS INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.

SELECTED HISTORICAL FINANCIAL DATA

The Company’s unaudited financial statements for the nine months ended December 31, 2022 are incorporated by reference to the Company’s quarterly report to shareholders for the nine months ended December 31, 2022 on Form 10-Q, filed with the SEC on February 10, 2023.

The Company’s audited financial statements for the fiscal years ended March 31, 2022 and 2021 are incorporated by reference to the Company’s annual report to shareholders for the fiscal years ended March 31, 2022 and 2021 on Form 10-K, filed with the SEC on June 28, 2022.

May 18, 2023

The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Exchange Offer is:

American Stock Transfer & Trust Company, LLC

By Mail or Courier:

American Stock Transfer & Trust Company, LLC
c/o Reorganization Department
6201 15th Avenue
Brooklyn, New York 11219

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions or requests for assistance may be directed to the Information Agent at its telephone numbers and address set forth below. Requests for additional copies of the Exchange Offer, the related Letter of Transmittal or the other exchange offer materials may be directed to the Information Agent at the telephone numbers and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer. To confirm delivery of shares, stockholders are directed to contact the Depositary.

The Information Agent for the Exchange Offer is:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Banks and Brokers Call: (212) 269‑5550
All Others Call Toll Free: (800) 848‑3409
airt@dfking.com